Exhibit 99.1

MBIA Inc. Announces New Share Repurchase Authorization

PURCHASE, N.Y.--(BUSINESS WIRE)--October 28, 2015--MBIA Inc. (NYSE:MBI) (the Company) today announced that the Company’s Board of Directors has authorized the repurchase by the Company or its subsidiaries of up to $100 million of its outstanding shares under a new share repurchase authorization. The Company’s prior authorization, which was announced on July 29, 2015, has been fully expended. Repurchases by the Company or its subsidiaries under the new repurchase program will be subject to available liquidity, general market and economic conditions, alternate uses for its capital and other factors. Acquisitions in the repurchase program may be made from time to time in open market transactions, block trades or in private transactions in accordance with applicable securities laws and regulations and other legal requirements. There is no minimum number of shares that the Company is required to repurchase and the repurchase program may be suspended or discontinued at any time without prior notice.

In 2015 to date, the Company and its subsidiaries have repurchased 38.9 million of the Company’s outstanding shares at a total cost of $297 million, which has reduced the Company’s outstanding common stock to 153 million shares.

MBIA Inc., headquartered in Purchase, New York, is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

CONTACT:
MBIA Inc.
Greg Diamond, 914-765-3190
greg.diamond@mbia.com